EXHIBIT 99.1

GeoPharma Announces Settlement of Clarinex(r) (Desloratadine) ANDA Patent Litigation With Schering and Sepracor

LARGO, Fla., Jan. 20, 2009 (GLOBE NEWSWIRE) -- GeoPharma, Inc. (Nasdaq:GORX) (the "Company") announced today that it has reached agreement with the Schering Corporation ("Schering"), and Sepracor, Inc. and the University of Massachusetts (collectively, "Sepracor") settling all Hatch-Waxman litigation relating to Desloratadine tablets (5 mg), with the Company receiving a license under all relevant patents.

The agreement provides for potential modification of select terms based on certain events and developments. The specific financial terms and conditions of the agreement have not been disclosed. The agreement is subject to review by the United States Federal Trade Commission and Department of Justice.

GeoPharma had earlier filed a Paragraph IV certification to, among others, U.S. Patent Nos. 6,100,274, 7,214,683 and 7,214,684, contesting that these patents were either invalid or had not been infringed upon, which resulted in the subsequent litigation by Schering and Sepracor.

Under the terms of the settlement, GeoPharma can commercially launch its generic Desloratadine product, with 6 months marketing co-exclusivity, on July 1, 2012, or earlier in certain circumstances. The new product launch may be a prescription or over-the-counter (OTC) product depending on its status at the time of launch. The GeoPharma product is pending FDA approval and seeks an AB-rating as equivalent to Schering's Clarinex(r) tablets indicated for the treatment of seasonal allergic rhinitis and perennial allergic rhinitis.

According to IMS Health, U.S. sales for Schering's Clarinex(r) tablets were approximately $329 million for the year 2007-MAT June 2008.

GeoPharma's CEO Mihir K. Taneja stated, "We are very pleased with the settlement. This major milestone for the company validates our strategic generic drug manufacturing plans and we, along with our exclusive supplier of the Desloratadine active pharmaceutical ingredient, Morepen Laboratories Limited, will be well prepared to take advantage of the opportunity upon the commercial launch date."

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in 3 main market segments: Specialty Pharma, Manufacturing, and Distribution. The Specialty Pharma division specializes in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing and Distribution divisions, manufacture, package, and distribute generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

For further information visit the GeoPharma website at www.geopharmainc.com .

The GeoPharma, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5384

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

CONTACT:  GeoPharma, Inc.
          Alexander Nachman, Director of Investor and Media Relations
          1-727-471-0850, ext. 243
          IR@GeoPharmainc.com